Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Announces Preliminary Year-End 2008 Financial Results

Garden City, N.Y.—August 27, 2008—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced preliminary (unaudited) financial results for the fiscal year ended July 31, 2008. Proginet expects that total revenues for the year will amount to $7.6 million, compared to total revenues of $9.4 million previously reported for fiscal 2007. Operating expenses, net, for fiscal 2008, are expected to amount to $10.2 million, up from $8.5 million in fiscal 2007. Included in operating expenses are reorganizational charges such as severance, termination, and recruitment fees amounting to approximately half of the increase on a year-over-year basis. The Company retains a cash position of $2.3 million and carries no debt.

"Fiscal 2008 has proven to be a challenging year for Proginet, and the Company was unable to deliver the results that shareholders should expect," stated Sandy Weil, Proginet's President and CEO. "For that I must apologize. I was appointed as President and CEO on July 29 and I believe we should be looking forward at this point," he added. “I accepted this position because I truly believe we can turn the Company around. We have good technology, experienced people, and a market interested in price performance. My mantra since I arrived has been to streamline the organization, create innovation, and focus on execution in order to become successful. We’ve made several major changes already, including restructuring the direct and indirect sales teams, sharpening our focus on marketing and lead generation programs, and partnering with cutting-edge technology providers to help us create some impact in the marketplace. The change program I am leading will take time to show up in closed business, but I’m hopeful we are moving in the right direction,” he concluded.

Proginet is also announcing a $900,000 software license agreement with a large federal agency of the U.S. government. The agreement, signed on the last day of July and the largest in the Company’s history, is subject to a clause related to certification of the software. The Company will endeavor to complete this certification process by December 2008, at which time it expects to be able to begin recognizing associated revenues.

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their audit of the Company's results for fiscal year 2008. The Company will report fiscal 2008 financial results on September 23, 2008, with an Investor Conference Call scheduled for the same day (full details below).

Investor Conference Call
Proginet will hold an Investor Conference Call on Tuesday, September 23, 2008 at 4 p.m. Eastern Time. The call will be an opportunity to review fiscal 2008 financial results and provide investor updates.

To listen or participate, investors should call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: 1 (888) 889-4951 (US & Canada)
Toll Number: 1 (210) 839-8500
Leader: Sandy Weil
Passcode: Proginet

Annual Shareholder Meeting
Proginet's Annual Shareholder Meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, on Tuesday, November 18, 2008, at 4:30 p.m. Eastern Time. Shareholders of record at the close of business on September 25, 2008, will receive notification of the meeting, with registration instructions, during the month of October.

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet has built a customer base of over 400 companies spanning 30 countries. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).